EXHIBIT 21

Subsidiaries of Numerex Corp.

Cellemetry, LLC
Cellemetry Services, LLC
I-3G, LLC
NextAlarm, LLC
Numerex Government Services, LLC
Numerex International Limited
Numerex Solutions, LLC
Omnilink Systems, Inc.
Orbit One Communications, LLC
uBlip, Inc.
Uplink Security, LLC
VoiceDataWare, Inc.

Each of our subsidiaries is owned directly by Numerex Corp.